Exhibit 99.2

Pro Forma Financial Information

On April 1, 2011, Taleo Corporation (“the Company”) completed the acquisition of Cytiva Software Inc. (“Cytiva”) pursuant to the Acquisition Agreement for Plan of Arrangement (the “Acquisition Agreement”) dated January 31, 2011.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010, are based on the historical financial statements of the Company and Cytiva after giving effect to the Company’s acquisition of Cytiva on April 1, 2011, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma combined condensed balance sheet is presented as if the acquisition of Cytiva had occurred on December 31, 2010. The unaudited pro forma combined condensed statements of operations are presented as if the acquisition of Cytiva had occurred on January 1, 2010.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with its acquisition of Cytiva.

The unaudited pro forma combined condensed financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Acquisition Agreement. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the Acquisition Agreement had been consummated on the date indicated.

The unaudited pro forma condensed combined financial statements do not include the effects of any future restructuring activities that pertain to the restructuring of our operations to improve the cost efficiencies in our merged operations. In accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, acquired company restructuring activities initiated by us must be accounted for separately from the business combination in accordance with ASC 420, Exit or Disposal Cost Obligations. Any future restructuring expenses may be material and may include costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Future restructuring expenses are expected to be incurred over the remainder of fiscal 2011 and will be recorded as operating expenses in the period that these expenses are incurred.

The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 28, 2011 and Cytiva’s historical financial statements for the year ended December 31, 2010 included as Exhibit 99.1 in this Current Report on Form 8–K/A.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

As of December 31, 2010

(in thousands, except share and per share data)

	Historical
	Taleo	Cytiva	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS

Current assets:
Cash and cash equivalents	$141,588	$832	$(12,314)	(1)	$130,106
Restricted cash	8	—	—		8
Accounts receivable, net	58,120	233	—		58,353
Prepaid expenses and other current assets	18,065	330	—		18,395
Investment credits receivable	6,034	—	—		6,034

Total current assets	223,815	1,395	(12,314)		212,896

Property and equipment, net	26,552	100	—		26,652
Restricted cash	210	—	—		210
Goodwill	206,418	—	6,972	(2)	213,390
Intangible assets, net	59,478	—	8,500	(2)	67,978
Other assets	7,363	89	—		7,452

Total assets	$523,836	$1,584	$3,158		$528,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$36,377	$592	$277	(3)	$37,246
Deferred revenue and customer deposits	99,396	2,455	(904)	(4)	100,947
Capital lease obligations, short-term	105	—	—		105
Current portion of convertible debenture	—	1,042	(1,042)	(5)	—
Other current liabilities	—	339	(74)	(5)	265

Total current liabilities	135,878	4,428	(1,743)		138,563

Long-term deferred revenue	10,156	176	(150)	(4)	10,182
Other liabilities	9,241	—	—		9,241
Capital lease obligations, long-term	46	—	—		46

Total liabilities	155,321	4,604	(1,893)		158,032

Stockholders’ equity:
Common Stock and additional paid-in capital	442,515	3,734	(3,734)	(6)	442,515
Preferred Equity	—	615	(615)	(6)	—
Accumulated deficit	(76,609)	(7,650)	9,681	(6), (7)	(74,578)
Treasury stock	(776)	—	—		(776)
Accumulated other comprehensive income	3,385	281	(281)	(6)	3,385

Total stockholders’ equity	368,515	(3,020)	5,051		370,546

Total liabilities and stockholders’ equity	$523,836	$1,584	$3,158		$528,578

See accompanying Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands, except per share data)

	Historical
	Taleo	Cytiva	Pro forma Adjustments	Notes	Pro forma Combined

Total revenue	237,275	5,842	—		243,117
Total cost of revenue	78,436	2,818	75	(8)	81,329

Gross profit (loss)	158,839	3,024	(75)		161,788

Operating expenses:
Sales and marketing	77,721	1,548	3,059	(8)	82,328
Research and development	43,431	1,111	14	(8)	44,556
General and administrative	43,834	1,384	(1,139)	(8)	44,079

Total operating expenses	164,986	4,043	1,934		170,963

Operating loss	(6,147)	(1,019)	(2,009)		(9,175)

Other income (expense):
Interest income	482	6	(25)	(9)	463
Interest expense	(106)	(176)	176	(10)	(106)
Other income (expense)	885	—	—		885

Total other income (expense), net	1,261	(170)	151		1,242

Income (loss) before provision for income taxes	(4,886)	(1,189)	(1,858)		(7,933)
Provision for (benefit from) income taxes	(5,306)	134	(2,644)	(11)	(7,816)

Net income (loss) from continuing operations	$420	$(1,323)	$786		$(117)

Net income (loss) from continuing operations per share attributable to Class A common stockholders — basic	$0.01				$(0.00)

Net income (loss) from continuing operations per share attributable to Class A common stockholders — diluted	$0.01				$(0.00)

Weighted-average Class A common shares — basic	39,685				39,685

Weighted-average Class A common shares — diluted	40,915				39,685

See accompanying Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Combined Condensed Financial Statements

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

Cytiva’s historical financial statements for the year ended December 31, 2010 were denominated in Canadian dollars. The Company used the month-end exchange rate to remeasure the currency translation on the balance sheet and also used the average exchange rates of the twelve month period presented to remeasure the currency translation on the statements of operations. The Canadian dollar has been translated into the United States dollar at the rate of 0.9998 to the dollar for the balance sheet. For the twelve month statement of operations, the Canadian dollar amounts have been translated into the United States dollar at the rate of 0.9637.

The Company accounts for business combinations pursuant to ASC 805. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value, and the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

The Company has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma combined condensed financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the Cytiva acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma combined condensed financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma combined condensed financial statements should be read in conjunction with the Company’s historical consolidated financials statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2010 and Cytiva’s historical consolidated financial statements and accompanying notes included as Exhibit 99.1 in this Current Report on Form 8–K/A.

NOTE 2. CYTIVA ACQUISITION

On January 31, 2011, Taleo entered into an Acquisition Agreement for Plan of Arrangement (the “Acquisition Agreement”) to acquire Cytiva, a Canadian based mid-market provider of on-demand recruiting software solutions.

On April 1, 2011, Taleo completed the acquisition of Cytiva. Accordingly, the assets, liabilities and operating results of Cytiva will be reflected in the Company’s consolidated financial statements from the date of acquisition. The total consideration paid by Taleo for Cytiva was approximately $12.3 million in cash in exchange for all of the outstanding capital stock of Cytiva.

Preliminary Purchase Price Allocation

Pursuant to the Company’s business combinations accounting policy, the total preliminary purchase price for Cytiva was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values as set forth below. With the acquisition of Cytiva, we expect to improve our position in talent management for small and medium-sized businesses and expand our customer base. These factors contributed to a purchase price in excess of the fair value of the Cytiva net tangible and intangible assets acquired, and as a result, the Company has recorded goodwill in connection with this transaction. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The Company expects the allocation of the purchase price to be final in the first quarter of 2012.

The Company’s preliminary purchase price allocation for Cytiva is as follows:

Preliminary Allocation of Purchase Price	Amount
(In thousands)

Net tangible assets (liabilities)	$(3,158)
Identifiable intangible assets:
Developed Technology	100
Customer Relationships	6,300
Customer backlog - Application revenue and Services revenue	1,900
Trade name	50
Covenant not to compete	150
Goodwill	6,972

Total purchase price	$12,314

NOTE 3. PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheets and statements of operations give effect to the following pro forma adjustments:

(1) Adjustment to record the cash consideration of approximately $12.3 million related to the acquisition of Cytiva.

(2) Adjustment to record the fair value of identifiable intangible assets and goodwill, including the income-tax effects resulting from the Cytiva acquisition (see Footnote 2 above).

(3) Adjustment for unpaid non-recurring merger-related costs of approximately $0.3 million incurred by the Company in connection with the acquisition.

(4) Adjustments to record a write-down of deferred revenue to the estimated fair value of the contractual obligation to customers.

(5) Adjustment to record the pay-off of the current portion of Cytiva’s convertible debenture and current portion of Cytiva’s long-term debt.

(6) Adjustment to eliminate Cytiva’s historical equity balances.

(7) Adjustment for approximately $0.3 million of merger-related costs incurred by the Company and a $2.3 million income-tax benefit in connection with the acquisition.

(8) Adjustment to record the difference between Cytiva’s historical stock-based compensation expense and the estimated stock-based compensation expense had the Company acquired Cytiva on April 1, 2011.

Adjustment to amortize identifiable intangible assets obtained from the acquisition of Cytiva on April 1, 2011. Had the Company acquired Cytiva on January 1, 2010, amortization expense for the year ended December 31, 2010 would have increased by approximately $3.2 million.

Adjustment for depreciation expense associated with certain fixed assets obtained from the Company’s acquisition of Cytiva. Had the Company acquired Cytiva on January 1, 2010, depreciation expense for the year ended December 31, 2010 would have increased by approximately $0.1 million.

Adjustment for merger-related costs incurred by the Company in connection with the acquisition of Cytiva which were already reflected in the historical financial statements of the Company in the twelve months ended December 31, 2010. The Company incurred or will incur certain legal, accounting and consulting expenses associated with the acquisition of Cytiva. These expenses are expensed in the period incurred.

	Cytiva Pro Forma Expense Adjustments
	For the Year Ended December 31, 2010
	Stock-based Compensation	Amortization of Intangible Assets	Depreciation	Merger-related Costs	Total
	(In thousands)
Cost of revenue	$(61)	$100	$36	$—	$75
Sales and marketing	(30)	3,076	13	—	3,059
Research and development	—	—	14	—	14
General and administrative	(30)	—	11	(1,120)	(1,139)

Total	$(121)	$3,176	$74	$(1,120)	$2,009

(9) Adjustment to record a reduction in estimated interest income earned at an assumed rate of approximately 0.20% for the year ended December 31, 2010 on cash and cash equivalents as a result of the following cash payments associated with the Company’s acquisition of Cytiva:

Total cash payments	Amount
(In thousands)

Purchase consideration	$12,236
Cash advance to Cytiva	78

Total payments	$12,314

The reduction in interest income for the year ended December 31, 2010 totaled $25,000.

(10) Adjustment to record a reduction in estimated interest expense of approximately $0.2 million for the year ended December 31, 2010 as a result of the pay-off of the current portion of Cytiva’s convertible debenture and current portion of Cytiva’s long-term debt upon the acquisition.

(11) Adjustment represents changes to income tax benefit as a result of the consummation of this transaction. Had the Company acquired Cytiva on January 1, 2010, the tax benefit for the year ended December 31, 2010 would have increased by approximately $2.6 million, primarily due to a tax benefit related to a reduction in the Company’s valuation allowance.